UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2015

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800

Cambridge, MA 02142

(Address of principal executive offices)

Registrant’s telephone number, including area code: (617) 500-7867

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2015, Aegerion Pharmaceuticals, Inc. (the “Company”) announced that Mark J. Fitzpatrick, its Chief Financial Officer, has resigned. Mr. Fitzpatrick will leave the Company within the next 30 days. Mr. Fitzpatrick’s departure is unrelated to the Company’s financial condition or financial reporting.

The Company has named David Aubuchon, Chief Accounting Officer of the Company, as acting Chief Financial Officer, effective as of the date of Mr. Fitzpatrick’s departure. Mr. Aubuchon has served as Chief Accounting Officer since March of 2015. Prior to joining the Company, Mr. Aubuchon was corporate controller at Ocata Therapeutics since October 2013 and had been corporate controller at Inspiration Biopharmaceuticals Inc. from July 2012 until December 2012. From 1998 through 2010, Mr. Aubuchon held a series of positions with increasing responsibility at Sepracor Inc. (now known as Sunovion Pharmaceuticals Inc.), most recently as vice president, corporate controller and chief accounting officer. Mr. Aubuchon also served as a consultant in the pharmaceutical and software industries from February 2013 to October 2013 and 2011 through July 2012. Additionally, Mr. Aubuchon gained valuable financial experience as an auditor at PricewaterhouseCoopers LLP. Mr. Aubuchon holds a B.S. degree from the University of Massachusetts, Amherst and an M.B.A. degree from Babson College. Mr. Aubuchon holds a CPA certificate from the Commonwealth of Massachusetts.

Item 8.01.	Other Events.

On May 14, 2015, the Company issued a press release announcing Mr. Fitzpatrick’s departure and Mr. Aubuchon’s appointment as acting Chief Financial Officer, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release dated May 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 14, 2015

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Anne Marie Cook

Anne Marie Cook
Senior Vice President, General Counsel and Secretary